Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 28, 2015 relating to the consolidated financial statements which appear in Exhibit 99.2 of DHX Media Ltd.’s Annual Report on Form 40-F for the year ended June 30, 2015.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Halifax, Nova Scotia

December 17, 2015